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                                                                     EXHIBIT 12
               RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
               COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for Fruit of the Loom, Inc. and subsidiaries for the periods indicated (in millions of dollars).

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
                                                    THREE
                                                    MONTHS                            YEAR ENDED
                                                    ENDED    -----------------------------------------------------------------------
                                                   APRIL 3,   JANUARY 2,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                     1999       1999          1999           1999           1999           1999
Fixed Charges:
Interest expense                                   $ 21.6      $ 97.3        $  84.7        $ 103.6        $ 116.9         $ 95.4
Amortization of debt issuance costs                   0.6         1.4            1.3            2.1            2.5            3.0
Portion of rents representative of interest factor    4.2        15.7           14.6           14.8           12.2            6.7
Capitalized interest expense                           -          0.1            0.1            0.6            1.7            1.9
                                                   ------      ------        -------        -------        -------         ------
    Total fixed charges                              26.4       114.5          100.7          121.1          133.3          107.0
Preferred Stock dividends                             0.3         -              -              -              -              -
                                                   ------      ------        -------        -------        -------         ------
                                                   $ 26.7      $114.5        $ 100.7        $ 121.1        $ 133.3         $107.0
                                                   ------      ------        -------        -------        -------         ------


Earnings:
Earnings before income tax expense                 $ (9.2)     $143.0        $(451.7)       $ 178.2        $(247.5)        $170.2
Interest expense                                     21.6        97.3           84.7          103.6          116.9           95.4
Amortization of debt issuance costs                   0.6         1.4            1.3            2.1            2.5            3.0
Portion of rents representative of interest factor    4.2        15.7           14.6           14.8           12.2            6.7
Amortization of capitalized interest                  0.2         0.5            1.2            1.2            1.2            1.1
                                                   ------      ------        -------        -------        -------         ------
    Total earnings (loss)                          $ 17.4      $257.9        $(349.9)       $ 299.9        $(114.7)        $276.4
                                                   ------      ------        -------        -------        -------         ------


Ratio of earnings to fixed charges                    0.7x        2.3x             * x          2.5x            * x           2.6x
Ratio of earnings to combined fixed charges and
preferred stock dividends                             0.7x        2.3x             * x          2.5x            * x           2.6x

* Earnings were insufficient to cover fixed charges for the years ended December 31, 1997 and 1995 by $453.6 and $248.0, respectively.

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